Exhibit 1.2

EXECUTION COPY

GE DEALER FLOORPLAN MASTER NOTE TRUST
ASSET BACKED NOTES

TERMS AGREEMENT
(SERIES 2014-1)

Dated: July 16, 2014

To:	CDF Funding, Inc.

General Electric Capital Corporation

Re:	Underwriting Agreement, dated July 16, 2014, among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein

1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2014-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

	Principal		Final
Class	Amount	Interest Rate	Maturity Date

A	$675,000,000	One month LIBOR plus 0.38% per year	July 22, 2019

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Class A Underwriters
RBS Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Santander Investment Securities Inc.

Mischler Financial Group, Inc.

GEDFMNT 2014-1: Terms Agreement

3.	Underwriting Allotment

Underwriting Allotment	Class A
RBS Securities Inc.	$270,000,000

Mitsubishi UFJ Securities (USA), Inc.	$270,000,000

Santander Investment Securities Inc.	$67,500,000

Mischler Financial Group, Inc.	$67,500,000

Total Amount	$675,000,000

3.	Purchase Price, Discounts and Concessions

Class A
Gross Purchase Price	100%

Underwriting Discount	0.250%

Net Purchase Price	99.750%

Maximum Dealer Selling Concessions	0.150%

Maximum Dealer Reallowance Discounts	0.075%

4.	Date of Sale

July 16, 2014 (the date the first Contract of Sale was entered into as designated by the Representatives).

2	GEDFMNT 2014-1: Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

RBS SECURITIES INC.,
for itself and as a Representative

By:	/s/ Carl Spalding
Name:	Carl Spalding
Title:	Director

MITSUBISHI UFJ SECURITIES (USA), INC.,
for itself and as a Representative

By:	/s/ Tricia Hazelwood
Name:	Tricia Hazelwood
Title:	Tricia Hazelwood

S-1	GEDFMNT 2014-1: Terms Agreement

Accepted and Agreed:

CDF FUNDING, INC.

By:	/s/ John E. Peak
Name:	John E. Peak
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Peter M. Graham
Name:	Peter M. Graham
Title:	Authorized Signatory

S-2	GEDFMNT 2014-1: Terms Agreement